UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 6, 2021 (June 30, 2021)

CLARIVATE PLC

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	001-38911	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Friars House
160 Blackfriars Road
London SE1 8EZ
United Kingdom

(Address of Principal Executive Offices)

(Registrant’s telephone number, including area code) (44) 207-433-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares	CLVT	New York Stock Exchange
5.25% Series A Mandatory Convertible Preferred Shares, no par value	CLVT PR A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)

Jeffrey Roy, the President, IP Group of Clarivate Plc (the “Company”), and Stephen Hartman, the Company’s General Counsel and Global Head of Corporate Development, will depart from their respective positions. The effective dates of departure of Messrs. Roy and Hartman is subject to ongoing discussion.

Jaspal Chahal will assume the role of Chief Legal Officer & General Counsel of the Company and Gordon Samson will assume the role of President, IP Group of the Company. These changes are effective as of July 1, 2021.

The Company’s press release dated July 6, 2021 announcing these management changes is attached hereto as Exhibit 99.1.

(e)

On June 30, 2021, the Human Resources and Compensation Committee of the Company’s Board of Directors adopted and approved the Executive Severance Plan of Clarivate Plc (the “Plan”), effective June 30, 2021, covering, among others, the Company’s named executive officers (other than the Chief Executive Officer). Capitalized terms and phrases used but not defined herein will have the respective meanings given to them in the Plan.

The Plan was adopted to provide severance benefits to current and future participants in the event of certain qualifying termination of employment scenarios, except as otherwise provided under employment or service agreements between the Company and any such participants.

Under the Plan, in the event of the termination of a participant’s employment by the Company or an affiliate without Cause, the participant will generally be eligible for the following payments and benefits:

•	A cash amount equal to:

o	18 months of the participant’s base salary as of the termination date; plus

o	1.5 times the participant’s target annual cash bonus for the year of termination.

•	Accelerated vesting of any restricted stock units held by the participant and outstanding under the Clarivate Plc 2019 Incentive Award Plan (the “Equity Plan”) that would otherwise have vested over the 18-month period immediately following the participant’s termination of employment, had the participant remained employed with the Company during such period.

•	The extension of the timeframe in which the participant is entitled to exercise any vested stock option outstanding under the Equity Plan that the participant holds as of the date of his or her termination of employment, until the date that is the two-year anniversary of December 31st of the year in which the participant’s termination of employment occurs, or if earlier, the expiration date of any such stock option.

•	A lump sum cash payment equal to 18 months of COBRA premium payments for participation in the group health insurance plan in which the participant was enrolled as of the termination date.

If a participant’s employment is terminated by the Company or an affiliate without Cause during the 12-month period immediately following a Change in Control, the participant will generally be eligible for the following payments and benefits:

•	A cash amount equal to:

o	24 months of the participant’s base salary as of the termination date; plus

o	2 times the participant’s target annual cash bonus for the year of termination.

•	The same treatment of vested stock options as described above.

•	A lump sum cash payment equal to 24 months of COBRA premium payments for participation in the group health insurance plan in which the participant was enrolled as of the termination date.

The foregoing severance benefits are subject to the participant’s execution of a general release of claims against the Company, as well as continued compliance with any restrictive covenants to which the participant may be subject.

The foregoing description is only a summary and is qualified in its entirety by reference to the full text of the Plan, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

No.	Description
99.1	Press release issued by Clarivate Plc dated July 6, 2021
104	Cover page of this Current Report on Form 8-K formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CLARIVATE PLC

Date: July 6, 2021	By:	/s/ Jerre Stead
	Name:	Jerre Stead
	Title:	Executive Chairman & Chief Executive Officer